                            SELECTED DEALER AGREEMENT

                        MORGAN STANLEY DISTRIBUTORS INC.
                                       AND
                             MORGAN STANLEY DW INC.

     Morgan Stanley Distributors Inc. ("Distributor") serves as the principal underwriter for the Morgan Stanley group of open-end management investment companies, including any series or classes thereof (each, a "Fund," and, collectively, the "Funds"), registered under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to a distribution agreement with the
Funds. Distributor and Morgan Stanley DW Inc. ("Dealer") hereby agree that
Dealer will participate in the distribution of shares ("Shares") of certain
Funds, subject to the terms of this Agreement ("Agreement"). This Agreement, dated as of April 1, 2005, shall replace, in their entirety, all prior Selected
Dealers Agreements previously entered into between Distributor and Dealer.

     SECTION 1. LICENSING

     a. Dealer represents and warrants that: (i) it is a broker-dealer registered with the Securities and Exchange Commission ("SEC"); (ii) it is a
member in good standing of the National Association of Securities Dealers, Inc.
("NASD"); and (iii) it is responsible for the supervision of its registered representatives and associated persons.

     b. Dealer agrees to notify Distributor if its membership in the NASD is terminated or suspended. Termination or suspension of either party's membership with the NASD shall immediately cause the termination of this Agreement. Dealer and Distributor each agree to notify the other promptly in writing of any such action or event.

     c. Dealer understands that it is subject to the Conduct Rules of the NASD and Dealer acknowledges that it is responsible for suitability determinations with respect to offers and sales of Shares of the Funds to Dealer's customers and that Distributor has no responsibility for the manner of Dealer's performance of, or for Dealer's acts or omissions in connection with, the duties and activities Dealer performs under this Agreement. Dealer further understands that it is responsible for its compliance with the securities laws in each jurisdiction with respect to its rights to sell the Shares of the Funds in such jurisdiction.

     d. Dealer agrees to comply with applicable federal and state laws affecting the sale or distribution of mutual fund shares or classes of such shares, including anti-money laundering laws and regulations and applicable guidance issued by the Department of the Treasury, the SEC and the NASD.

     SECTION 2. ORDERS

     a. Dealer agrees that it may offer and sell Shares of the Funds (including classes thereof) only at the regular public offering price applicable to such
Shares and in effect at the time of each transaction. The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer)
are subject to: (i) the terms of the then-current prospectus and Statement of
Additional Information (including any supplements, stickers or amendments thereto) relating to each Fund (or, as appropriate, class thereof), as filed with the SEC (collectively, the "Prospectus"); (ii) the new account application for each Fund (or, as appropriate, class thereof), as supplemented or amended from time to time; and (iii) Distributor's written instructions and multiple class pricing procedures and guidelines, if any, as provided to Dealer from time to time. To the extent that the Prospectus contains provisions that are inconsistent with this Agreement or any other document, the terms of the
Prospectus shall be controlling.

     b. In all offers and sales of the Shares to the public, Dealer is not authorized to act as broker or agent for, or employee of, Distributor or any
Fund, and Dealer shall not represent to any third party that Dealer has such authority or is acting in such capacity.

     c. All orders are subject to acceptance by Distributor, in its sole discretion, and become effective only upon confirmation by Distributor.
Distributor reserves the right not to accept any specific order for the purchase, redemption and/or exchange of Shares. Notwithstanding the foregoing,
Distributor will not arbitrarily or without reasonable cause refuse to accept or confirm orders.

     d. Distributor agrees that it will accept from Dealer orders placed through the customized processing system in place between the parties.

     e. Distributor reserves the right at any time, and without notice to
Dealer, to suspend the sale of Shares or to withdraw or limit the offering of
Shares. Distributor shall forthwith notify Dealer, in writing, if it or the
Funds suspend, withdraw or limit the offering of the Shares.

     SECTION 3. DUTIES OF DEALER

     a. Dealer agrees to purchase Shares only from Distributor or from Dealer's customers.

     b. Dealer agrees to enter orders for the purchase of Shares only from
Distributor and only for the purpose of covering purchase orders Dealer has already received from its customers or for Dealer's own bona fide investment.

     c. Dealer agrees to date and time stamp all orders for the purchase, redemption and/or exchange of Shares received by Dealer, and to promptly forward such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the applicable Prospectus. Dealer represents that orders received by Dealer are handled in a manner consistent with Rule 22c-1 under the 1940 and any SEC staff positions or interpretations issued thereunder.

     d. Dealer agrees not to withhold placing orders for Shares with Distributor so as to profit itself as a result of such inaction.

     e. Dealer agrees to maintain records of all purchases, redemptions and exchanges of Shares made through Dealer and to furnish Distributor or regulatory authorities with copies of such records upon request. In that regard, Dealer agrees that, unless Dealer holds Shares as nominee for its customers, it will provide Distributor with all necessary information to comply properly with all applicable federal, state and local reporting and record-keeping requirements.
Dealer represents and agrees that all Taxpayer Identification Numbers ("TINs")
provided are certified, and that no account that requires a certified TIN will be established without such certified TIN. With respect to all other accounts, including Shares held by Dealer in omnibus accounts, Dealer agrees to perform all federal, state and local tax reporting with respect to such accounts, including, without limitation, redemptions and exchanges.

     f. Dealer agrees to distribute or cause to be delivered to its customers
Prospectuses, proxy solicitation materials and proxy cards, semi-annual and annual shareholder reports in compliance with applicable legal requirements, except to the extent that Distributor expressly undertakes in writing to do so on Dealer's behalf. Distributor shall timely provide such materials to Dealer in sufficient quantities.

     g. Dealer agrees that payment for Shares ordered from Distributor shall be in Fed Funds, New York clearinghouse or other immediately available funds and that such funds shall be received by Distributor by the earlier of: (A) the end of the third (3rd) business day following Dealer's receipt of the customer's order to purchase such Shares; or (B) the settlement date established in accordance with Rule

                                       2

15c6-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act").
If such payment is not received by Distributor by such date, Dealer shall forfeit its right to any compensation with respect to such order, and
Distributor reserves the right, without notice, to cancel the sale, or, at its option (in the case of Funds), to sell the Shares ordered back to the Fund, in which case Distributor may hold Dealer responsible for any loss, including loss of profit, suffered by Distributor resulting from Dealer's failure to make payment. If a purchase is made by check, the purchase is deemed made upon conversion of the purchase instrument into Fed Funds, New York clearinghouse or other immediately available funds.

     h. Dealer agrees that it shall assume responsibility for any loss to the
Fund caused by a correction to any order placed by Dealer that is made subsequent to the trade date for the order to the extent such order correction was not based on any lack of good faith, negligence or willful misconduct on
Distributor's part.

     i. Dealer agrees that, in connection with orders for the purchase of Shares on behalf of any IRAs, 401(k) plans or other retirement plan accounts, by mail, telephone, or wire (the "Retirement Accounts"), Dealer will not, as a result of the terms of this Agreement, act as a fiduciary, custodian, trustee or other responsible party for any such Retirement Account, but shall, pursuant to the terms of such orders, act solely as a limited-purpose, non-discretionary agent for the custodian, trustee or other responsible party on behalf of such
Retirement Accounts, and will be responsible only for recording the time of receipt of (a) the completed Retirement Account application and (b) any payments, prior to promptly transmitting such documents and payments to the
Distributor. Responsibility for the appropriate bonding of any payments made by the Retirement Accounts during transmission by the Dealer is that of the custodian, trustee or other responsible party acting on behalf of such
Retirement Accounts. Dealer shall not place such an order with Distributor until it has received payment from such Retirement Account for such purchase and, if such purchase represents the first contribution on behalf of such Retirement
Account, until it has received the completed documents necessary to establish the Retirement Account.

     j. Dealer agrees that it will not make any conditional orders for the purchase, redemption or exchange of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

     k. Dealer agrees that all out-of-pocket expenses incurred by it in connection with its activities under this Agreement will be borne by Dealer.

     l. Dealer agrees that it will maintain the required net capital as specified by the rules and regulations of the SEC, NASD and other regulatory authorities.

     m. Dealer agrees that it will maintain, during the term of this Agreement, a Financial Institution Blanket Bond covering dishonest acts, as such term is defined in the Dealer's bond (hereinafter referred to as "Dishonest Acts"), of
Dealer's directors, trustees, officers, partners, employees, and agents, with coverage limits in amounts standard in the industry, and adequate to reasonably indemnify Dealer for losses it pays as a result of the Dishonest Acts of
Dealer's directors, trustees, officers, partners, employees, and agents.
Dealer's failure to maintain insurance shall not relieve it of liability under this Agreement.

                                       3

     SECTION 4. NOTIFICATION TO DEALER

     Distributor shall advise Dealer immediately: (i) in the event of the issuance by the SEC of any stop order suspending the effectiveness of a Fund's
Prospectus or the initiation of any proceedings for that purpose; (ii) of the happening of any material event which makes untrue any statement made in a
Fund's then current Prospectus or which requires the making of a change in such
Prospectus in order to make the statements therein not misleading; and/or (iii)
of any regulatory or legal action involving the Fund or the Fund's adviser that would limit or restrict Dealer's ability to market or sell the Fund.

     SECTION 5. DEALER COMPENSATION

     a. Sales Charges/Dealer Concessions. On each purchase of Shares by Dealer from Distributor, the total sales charges and dealer concessions or commissions, if any, payable to Dealer shall be as set forth in each Fund's Prospectus.
Dealer acknowledges that no sales charge or concession or commission will be paid to Dealer on the reinvestment of dividends or capital gains reinvestment or on Shares acquired in exchange for Shares of another Fund, or class thereof, having the same sales charge structure as the Fund, or class thereof, from which the exchange was made, in accordance with the Prospectus.

     b. Rule 12b-1 Plan Payments.

          With respect to any Fund that offers Shares for which distribution plans have been adopted under Rule 12b-1 under the Investment Company Act of
1940, as amended ("Rule 12b-1 Plans"), Distributor also is authorized to pay the
Dealer continuing distribution and/or service fees, as specified in the relevant
Fund Prospectus, with respect to Shares of any such Fund, to the extent that
Dealer provides distribution, marketing, administrative and other services and activities regarding the promotion of such Shares and the maintenance of related shareholder accounts. Each Rule 12b-1 Plan in effect on the date of this
Agreement is described in the relevant Fund's Prospectus.

          In connection with the receipt of distribution fees and/or service fees under Rule 12b-1 Plans applicable to Shares purchased by Dealer's customers, Distributor directs Dealer to provide enhanced shareholder services such as (i) processing purchase, redemption and exchange transactions; (ii)
establishing shareholder accounts; and (iii) providing certain information and assistance with respect to the Funds. Provided, however, that Distributor will not arbitrarily or without reasonable cause exclude any sales.

          All Rule 12b-1 Plan distribution and/or servicing fees shall be based on the value of Shares attributable to Dealer's customers and eligible for such payment, and shall be calculated at the rates set forth in the compensation schedule then in effect. Without prior approval by a majority of the outstanding shares of a Fund, the aggregate annual fees paid to Dealer pursuant to any Rule
12b-1 Plan shall not exceed the amounts stated as the "annual maximums" in each
Fund's Prospectus, which amount shall be a specified percent of the value of the
Fund's net assets held in Dealer's customers' accounts that are eligible for payment pursuant to the Rule 12b-1 Plans (determined in the same manner as each
Fund uses to compute its net assets as set forth in its then current
Prospectus). To the extent Distributor waives any payments payable to
Distributor under such Rule 12b-1 Plan, the amounts payable to Dealer will be reduced accordingly.

          In determining the amount payable to Dealer hereunder, Distributor reserves the right to exclude any sales that it reasonably determines are not in accordance with the terms of the Prospectus and provisions of this Agreement.

          Dealer hereby acknowledges that all payments under Rule 12b-1 Plans are subject to limitations contained in such Rule 12b-1 Plans and may be varied or discontinued at any time. After the

                                       4

date of termination as to any Fund, Distributor will not be obligated to pay a distribution and/or servicing fee with respect to any shares of that Fund that are first purchased by Clients after the date of termination. However, after the termination, for so long as any share of a Fund that was considered in the calculation of the fee as of the date of the termination is held by a Client (a
"Pre-Termination Share"), provided that the payment of such fee complies with applicable law, Distributor will remain obligated to pay Dealer the fee as to each Pre-Termination Share. For so long as Distributor or some other person or entity continues to pay the fee, Dealer will continue to perform its duties and obligations hereunder with respect to each such Pre-Termination Share and the covenants and agreements between the parties set forth in this Agreement will remain in full force and effect, to the extent applicable, as to such
Pre-Termination Shares.

     c. Qualifying Sales. In accordance with the Funds' Prospectuses,
Distributor or any affiliate may, but is not obligated to, make payments to dealers from Distributor's own resources as compensation for certain sales that are made at net asset value ("Qualifying Sales"). If Dealer notifies Distributor of a Qualifying Sale, Distributor may make a contingent advance payment up to the maximum amount available for payment on the sale. If any of the Shares purchased in a Qualifying Sale are redeemed within twelve (12) months of the end of the month of purchase, Distributor shall be entitled to recover any advance payment attributable to the redeemed Shares by reducing any account payable or other monetary obligation Distributor may owe to Dealer or by making demand upon
Dealer for repayment in cash. Distributor reserves the right to withhold advances to Dealer, if for any reason Distributor believes that it may not be able to recover unearned advances from Dealer. Dealer shall be entitled to disclose such payment to Clients in a manner it deems reasonable.

     d. Reduced Sales Charge. Any sales charges and dealer concessions or commissions are subject to reduction under a variety of circumstances as described in each Fund's then current Prospectus. For an investor to obtain any reduction, Distributor must be notified at the time of the sale that the sale qualifies for the reduced sales charge. If Dealer fails to notify Distributor of the applicability of a reduction in the sales charge at the time the trade is placed, neither Distributor nor any Fund will be liable for amounts necessary to reimburse any investor for the reduction that should have been affected.

     e. No Obligation to Pay. Distributor shall have no obligation to pay any compensation to Dealer for the sale of Shares of a Fund until Distributor receives the related compensation from the Fund, and Distributor's liability to
Dealer for such payments is limited solely to the related compensation that
Distributor receives from such Fund.

     f. Suspension/Elimination of Compensation. Dealer acknowledges and agrees that each Fund may, without prior notice, suspend or eliminate the payment of any compensation, including Rule 12b-1 Plan payments or other dealer compensation, by amendment, sticker or supplement to the then current Prospectus for such Fund.

     SECTION 6. MULTIPLE CLASSES OF SHARES; REDUCED SALES CHARGES

     a. Distributor may, from time to time, provide Dealer with written guidelines or standards relating to the sale, distribution or servicing of Funds offering multiple classes of Shares, including classes offering different sales charges, Rule 12b-1 Plan fees or other operating expenses.

     b. If applicable to a particular Fund, Distributor will not accept a purchase order from Dealer for Class A shares of the Fund that qualifies for investment in Class D shares of such Fund.

     c. In accordance with the terms of each applicable Prospectus, Dealer acknowledges that a reduced sales charge or no sales charge (collectively,
"discounts") may be available to purchasers of Shares. Dealer represents that it has, and will maintain during the term of this Agreement, adequate written supervisory procedures to ensure that Dealer's customers receive all available discounts, and

                                        5

Dealer agrees: (i) to inform its customers of applicable discount opportunities and to inquire about other qualifying holdings that might entitle customers to receive discounts; (ii) to advise Distributor, contemporaneously with each purchase order it forwards to Distributor as agent for its customers, of the availability of any discounts; and (iii) that in the event that Dealer fails to provide Distributor with information concerning the availability of discounts as provided in (ii) above, Dealer, and not Distributor or the Funds, shall be responsible for reimbursing its customer any applicable discount amount.

     SECTION 7. REDEMPTIONS, REPURCHASES AND EXCHANGES OF FUNDS

     a. The Prospectus for each Fund describes the provisions whereby the Fund, under all ordinary circumstances, will redeem Shares held by shareholders on demand. Dealer agrees that it will not make any representations to shareholders relating to the redemption of their Shares other than the statements contained in the applicable Prospectus and the underlying organizational documents of the
Fund to which it refers, and that Dealer will pay as redemption proceeds to shareholders the net asset value, minus any applicable redemption fee, determined after receipt of the order as discussed in the Prospectus.

     b. Dealer agrees not to repurchase any Shares from its customers at a price below that next quoted by a Fund for redemption or repurchase, i.e., at the net asset value of such Shares, less any applicable redemption fee, in accordance with the Fund's Prospectus. Dealer shall, however, be permitted to sell Shares for the account of the customer or record owner to a Fund at the repurchase price then currently in effect for such Shares and may charge the customer or record owner a fair service fee or commission for handling the transaction, provided Dealer discloses the fee or commission to the customer or record owner.
Nevertheless, Dealer agrees that it shall not maintain a secondary market in such repurchased Shares.

     c. Dealer agrees that, with respect to a redemption order it has made, if instructions in proper form, including any outstanding certificates, are not received by Distributor within the time customary or required by law, the redemption may be canceled without any responsibility or liability on
Distributor's part or on the part of any Fund, or Distributor, at its option, may buy the shares redeemed on behalf of the Fund, in which latter case
Distributor may hold Dealer responsible for any loss, including loss of profit, suffered by Distributor resulting from Distributor's failure to settle the redemption unless such failure was caused by a Force Majeure event.

     d. Dealer agrees that if any Share is repurchased by any Fund or is tendered for redemption within seven (7) business days after confirmation by
Distributor of the original purchase order from Dealer unless such redemption is the result of an error by the Distributor or the Fund or such shorter holding period was agreed by the Distributor or the Fund, Dealer shall forfeit its right to any compensation with respect to such Share and shall forthwith refund to
Distributor the full compensation, if any, paid to Dealer on the original sale.
Distributor agrees to notify Dealer of such repurchase or redemption within a reasonable time after settlement. Termination or cancellation of this Agreement shall not relieve Dealer from its obligation under this provision.

     e. Dealer agrees that it will comply with any restrictions and limitations on exchanges described in each Fund's Prospectus, including any restrictions or prohibitions relating to frequent purchases, redemptions and exchanges (i.e., market timing).

                                        6

     SECTION 8. FUND INFORMATION

     a. Dealer agrees that Distributor is responsible and liable only for the information or representations concerning Shares of any Fund contained in the
Fund's Prospectus or in materials provided or approved by Distributor.

     b. Distributor, at no cost to Dealer, will supply to Dealer reasonable quantities of Prospectuses, sales literature, sales bulletins, and additional sales information as approved by Distributor and the Funds. Dealer agrees to use only advertising or sales material relating to the Funds that: (i) is supplied by Distributor, or (ii) conforms to the requirements of all applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares of the Funds.

     SECTION 9. REGISTRATION OF SHARES

     a. Distributor acts solely as agent for the Funds.

     b. Upon execution of this Agreement, and upon future requests from Dealer,
Distributor shall timely furnish in writing to Dealer information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions (the "Blue Sky Matrix"). Distributor shall have no obligation to make such notice, registration or exemptive filings with respect to Shares in any state or jurisdiction. Distributor shall promptly notify Dealer if there are any changes in information previously provided to Dealer under this Section 9.b.

     c. Dealer agrees not to transact orders for Shares in states or jurisdictions in which it has been informed that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

     d. Distributor shall have no responsibility, under the laws regulating the sale of securities in the United States or any foreign jurisdiction, with respect to the qualification or status of Dealer or Dealer's personnel selling
Fund Shares.

     e. Distributor acknowledges that, as between Distributor and Dealer,
Distributor shall be responsible for the accuracy and timely delivery of the
Blue Sky Matrix. Dealer acknowledges that, as between Dealer and Distributor,
Dealer shall be responsible for any offers or sales of Shares in any jurisdictions made by Dealer not in accordance with the Blue Sky Matrix, except if otherwise approved in advance by Distributor.

     SECTION 10. REPRESENTATIONS AND WARRANTIES

     a. In addition to the representations and warranties found elsewhere in this Agreement, Distributor represents and warrants that:

          (i)    It is a corporation duly organized and existing and in good standing under the laws of the state of Delaware and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Funds.

          (ii)   It is a member in good standing of the NASD.

          (iii)  It is empowered under applicable laws and by Distributor's organizational documents to enter into this Agreement and
                 perform all activities and services of Distributor provided for herein and that there are no impediments, prior or

                                        7

                 existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor's ability to perform under this Agreement.

          (iv)   All requisite actions have been taken to authorize Distributor to enter into and perform this Agreement.

          (v)    Each Fund is registered as an open-end management investment company with the SEC under the 1940 Act.

          (vi)   All shares, when issued, shall be validly issued, fully paid and non-assessable.

          (vii)  Each Fund's prospectus is currently effective and will remain effective with respect to all shares being offered for sale.

          (viii) The payment to Dealer of any compensation pursuant hereto (1)
                 has been duly authorized by the Funds', the Board of
                 Directors/Trustees of the Funds, or any other person to the extent such authorization is required to make such payment;
                 (ii) is properly disclosed in the relevant Fund prospectus to the extent such disclosure may be required; and (iii) is in conformity with all federal, state and industry laws or
                 regulations to which the Funds or its agents are subject.

     b. In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents and warrants that:

          (i)    It is a corporation duly organized and existing and in good standing under the laws of the state of Delaware and will not offer Shares of any Fund for sale in any state or jurisdiction where such Shares may not be legally sold, as indicated in the information supplied to Dealer pursuant to Section 9.b. hereof, or where Dealer is not qualified to act as a broker-dealer.

          (ii)   It is empowered under applicable laws and by Dealer's
                 organizational documents to enter into this Agreement and
                 perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer's ability to perform under this
                 Agreement.

          (iii)  All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

          (iv)   It is a "financial institution" as defined in 31 U.S.C.
                 5312(a)(2) or (c)(1) and is regulated by a "Federal functional regulator" as defined in 31 CFR Section 103.120(a)(2).

     SECTION 11. INDEMNIFICATION

     a. Dealer agrees to indemnify, defend and hold harmless Distributor and the
Funds and their directors, trustees, officers, employees, shareholders and agents from and against any direct losses, claims, liabilities, costs, and expenses, including attorney fees (collectively, "Losses"), that may be assessed against or suffered or incurred by any of them which relate in any way to: (i)
Dealer's lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) the failure of Dealer to comply with any applicable law, rule or regulation (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction, including jurisdictions outside of the U.S.) in connection with the offer or sale by Dealer of Shares of the

                                        8

Funds pursuant to this Agreement, or the discharge of any of its other duties and responsibilities under this Agreement, except to the extent that Dealer relied upon the Blue Sky Matrix; (iii) any tort or breach of contract by Dealer related to the offer or sale by Dealer of Shares of the Funds pursuant to this
Agreement (except to the extent that Distributor's negligence or failure to follow correct instructions received from Dealer is the cause of such Loss);
(iv) any redemption or exchange pursuant to instructions received from Dealer or its directors, trustees, officers, partners, employees or agents; (v) incorrect investment instructions received by Distributor from Dealer; or (vi) the breach by Dealer of any of its representations and warranties specified herein or the
Dealer's failure to comply with the terms and conditions of this Agreement, if such action, failure, error, omission, misconduct or breach is committed by
Dealer or its directors, officers, employees or agents.

     b. Distributor agrees to indemnify, defend and hold harmless Dealer and its directors, trustees, officers, partners, employees and agents from and against any direct Losses that may be assessed against or suffered or incurred by any of them which relate in any way to (i) Distributor's lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) the failure of Distributor to comply with any applicable law, rule or regulation in connection with the discharge of its duties and responsibilities under this Agreement; (iii) any untrue statement of a material fact, or any omission to state a material fact, contained in a
Prospectus or in any written sales literature or other marketing materials provided or approved by Distributor to the Dealer, or (iv) the breach by
Distributor of any of its representations and warranties specified herein or
Distributor's failure to comply with the terms and conditions of this Agreement, if such action, failure, error, omission, misconduct or breach is committed by
Distributor or its directors, officers, employees or agents.

     c. Neither party to this Agreement shall be liable to any other party for consequential, incidental, special or indirect damages under any provision of this Agreement. This Section 11 shall survive any termination of the Agreement.

     SECTION 12. ANTI-MONEY LAUNDERING RESPONSIBILITY

     a. Dealer represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act ("BSA Regulations") and applicable guidance issued by the SEC and the guidance and rules of the applicable Exchanges, SROs and the NASD (collectively, "Guidance").

     b. In connection with Distributor's reliance on Dealer to perform Customer
Identification Program ("CIP") procedures on its behalf, Dealer represents and warrants that (1) Dealer is subject to a rule implementing 31 U.S.C. 5318(h) and maintains an anti-money laundering program consistent with the USA PATRIOT Act and the rules thereunder; (2) Dealer is regulated by a Federal functional regulator as that term is defined under 31.C.F.R. Section 103.120(a)(2); (3)
Dealer has implemented a CIP compliant with Section 326 that enables Dealer to form a reasonable belief that it knows the true identity of its customers, including procedures to obtain information from and verify the identity of customers, maintain records of the information used to verify identity, determine whether the customer appears on any government list of known or suspected terrorists or terrorist organizations, and provide customers with adequate notice that the institution is requesting information to verify their identities; and (4) upon request, Dealer will certify annually that it has implemented its anti-money laundering program and that it or its agent will perform all aspects of its CIP procedures with respect to customers referred to the Fund by the Dealer.

     c. Dealer represents and warrants that to the extent that any of its customers who maintain Fund accounts is a current or former Senior Foreign
Political Figure ("SFPF"), an immediate family member of a SFPF, a person who is widely known (or is actually known by the Dealer) to maintain a close personal relationship with any such individual, or a corporation, business or other entity that has been formed by or for the benefit of such individual, it has conducted appropriate due diligence of such

                                        9

customer consistent with Section 312 of the USA PATRIOT Act and any applicable
BSA Regulations and Guidance.

     d. Dealer represents and warrants that to the extent its customers who maintain Fund accounts are foreign banks, it has taken reasonable measures and has obtained certifications and will obtain re-certifications that indicate that the customers are not foreign shell banks, as defined in the BSA Regulations.

     e. Dealer will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in any Fund, directly or indirectly, from:

          (i)    A person or entity (A) who is or becomes subject to sanctions administered by the U.S. Office of Foreign Assets Control
                 ("OFAC"), is included in any executive order or is on the list of Specially Designated Nationals and Blocked Persons
                 maintained by OFAC, or (B) whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable U.S. law or regulation.

          (ii)   A foreign shell bank (i.e., a bank with no physical presence in any country).

     f. Dealer agrees that if the Funds or Distributor is required to supply information, documentation or guidance to a securities regulatory organization
("SRO") or government department or agency about the CIP of the Funds or
Distributor or the measures taken to obtain information and to verify the identity of specific clients of the Funds, Dealer shall allow such SRO or government department or agency to examine its files.

     SECTION 13. LATE TRADING COVENANT

     Dealer will transmit orders for the purchase, redemption and/or exchange of
Shares on any business day that are based only on those transactions that Dealer received and accepted as being in good order no later than the Close of Trading for that business day.

     SECTION 14. MARKET TIMING/FREQUENT TRADING COVENANT

     Dealer shall cooperate with Distributor to identify and discourage market timers and frequent traders. If any market timer buying or redeeming Shares comes to the attention of Dealer, it will, as soon as practicable, notify
Distributor. Dealer acknowledges that Distributor may refuse a request to purchase Shares if Distributor believes such purchase request includes a request by a market timer or frequent trader. Dealer will assist the Funds in enforcing policies adopted by the Funds with respect to market timing and frequent trading, and shall impose on shareholders, and remit to the applicable Fund, any applicable redemption or short-term trading fees imposed by a Fund and collected by Dealer. Distributor shall immediately notify Dealer of any changes to the policies adopted by the Funds with respect to market timing and frequent trading.

     SECTION 15. PRIVACY

     Each of Distributor and Dealer represents that it is in compliance with SEC
Regulation S-P, adopted pursuant to the Gramm-Leach Bliley Act of 1999.

     SECTION 16. CONFIDENTIALITY

                                       10

     All books, records, information and data pertaining to the business of the other party ("Confidential Information") that are exchanged or received in connection with this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except (i) if such information is already publicly available; (ii) if such information is, at the time of disclosure, as shown by the receiving party's records, already in the receiving party's possession on a lawful basis; (iii) if such information is lawfully acquired by the receiving party after the time of the disclosure through a third party under no obligation of confidentiality to the disclosing party; (iv) as may be required solely for the purpose of carrying out a party's duties and responsibilities under this Agreement; (v) if such information is independently developed by the receiving party; (vi) as required by order or demand of a court or other governmental or regulatory body or as otherwise required by law; (vii)
as may be required to be disclosed to a party's attorneys, accountants, regulatory examiners or insurers for legitimate business purposes; or (viii)
with the express prior written permission of the other party.

     SECTION 17. TERMINATION; AMENDMENT; FORCE MAJEURE

     a. In addition to the automatic termination of this Agreement specified in
Section 1.b. of this Agreement, either party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days prior written notice to the other party. In addition, either party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach.
Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Section 23.

     b. This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by Dealer or Distributor.

     c. The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination and shall not relieve either party of its obligations, duties and indemnities specified in this Agreement. A trade placed by Dealer subsequent to its voluntary termination of this Agreement will not serve to reinstate the
Agreement. Reinstatement, except in the case of a temporary suspension of
Dealer, will only be effective upon written notification by Distributor.

     d. This Agreement is not assignable or transferable and will terminate automatically in the event of its "assignment," as defined in the 1940 Act, and the rules, regulations and interpretations thereunder. Either party may, however, transfer any of its duties under this Agreement to any entity that controls or is under common control with such party.

     e. This Agreement may be amended by Distributor at any time, upon 60 days'
prior written notice to, and the prior written consent of, Dealer, which consent will not be unreasonably withheld. Distributor may, however, amend this
Agreement at any time to comply with the requirements of any applicable law, rule or regulation without Dealer's consent, but with 60 days' prior written notice to Dealer, and Dealer's placing of an order or accepting payment of any kind after the effective date contained in such notice of such amendment shall constitute Dealer's acceptance of such amendment.

     f. If either party is unable to carry out any of its obligations under this
Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of God; strikes; acts of terrorism or war; riots; delays associated with computer hardware malfunction or failure, electrical failures and similar occurrences reasonably beyond its control ("Force Majeure"), this
Agreement will

                                       11

remain in effect and the non-performing party shall not be liable for damages resulting from such failure to perform from such causes.

     SECTION 18. SETOFF; DISPUTE RESOLUTION; GOVERNING LAW

     a. Should any of Dealer's compensation accounts with Distributor have a debit balance, or should Dealer otherwise owe any amounts to Distributor,
Distributor shall be permitted to offset and recover the amount owed from any account Dealer has with Distributor, without notice or demand to Dealer.

     b. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules and procedures of the NASD. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

     c. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without reference to the choice-of-law principles thereof.

     SECTION 19. INVESTIGATIONS AND PROCEEDINGS

     The parties to this Agreement agree to cooperate, to the full extent permitted by applicable laws and regulations, in any securities regulatory investigation or proceeding or judicial proceeding with respect to each party's activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

     SECTION 20. CAPTIONS

     All captions used in this Agreement are for convenience only, are not a party hereof, and are not to be used in construing or interpreting any aspect hereof.

     SECTION 21. SEVERABILITY

     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

     SECTION 22. SURVIVAL

     The obligation contained in Section 5.b. to pay a distribution and/or shareholder servicing fee on any Pre-Termination Shares, the representations and warranties contained in Section 10 hereof and the indemnification agreements contained in Section 11 hereof shall survive any termination of this Agreement.

     SECTION 23. NOTICES

     Every notice required by this Agreement will be in writing and deemed given
(i) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (ii) the same business day if sent by
3:00 p.m. (receiving party's time) by facsimile transmission and confirmed by a telephone call, (iii) the same business day if sent by personal delivery, or
(iv) on the third business day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all

                                       12

notices required to be given under this Agreement shall be given or sent to a party at the address listed on Exhibit A attached hereto.

     SECTION 24. NON-EXCLUSIVITY

     Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

     SECTION 25. ENTIRE AGREEMENT

     This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties. This Agreement shall be binding upon the parties hereto when signed by Dealer and accepted by Distributor.

                                       13

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

MORGAN STANLEY DISTRIBUTORS INC.

By: /s/ John Kemp
    -------------------------------------
    Name: John Kemp
    Title: President and Chief Executive Officer
    Date: 5/11/05

MORGAN STANLEY DW INC.

By: /s/ Richard DeSalvo
    -------------------------------------
    Name: Richard DeSalvo
    Title: Executive Director

    Address: 2000 Westchester Avenue
    Purchase, NY 10577

    Telephone: 914 225-6568
    Fax: 914 225-9288

    NASD CRD #
               --------------------------

    TAX ID #
             ----------------------------

    Dealer #
             ----------------------------
    (Internal Use Only)

    Date: April 1, 2005

                                       14

                                    EXHIBIT A

                                     NOTICES

Notices required by the Agreement should be sent as follows:

If to the Dealer:           Morgan Stanley DW Inc.
                            2000 Westchester Ave.
                            Purchase, NY 10577
                            Attn.: Richard DeSalvo,
                                   Morgan Stanley Mutual Funds Department
                            Phone: (914) 225-6568
                            Fax: (914) 225-9288

If to the Fund:             [Insert Fund Name]
                            Attn.: President
                            c/o General Counsel
                            Morgan Stanley Investment Management Inc.
                            1221 Avenue of the Americas, 22nd Floor
                            New York, NY 10020

If to the Distributor:      Morgan Stanley Distributors Inc.
                            Attn.: General Counsel
                            Morgan Stanley
                            1221 Avenue of the Americas, 22nd Floor
                            New York, NY 10020

If to the Transfer Agent:   Morgan Stanley Trust
                            Harborside Financial Center
                            Plaza Two, 2nd Floor
                            Jersey City, NJ 07311

                                       15